EXHIBIT 10.10

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement dated as of April 30, 2007 (the “Agreement”) is executed by and among IOWC Technologies, Inc., a federally registered Canadian corporation (“IOWC”), Kenneth Reay Code, an individual (“Code” and collectively with IOWC, “Sellers” and individually a “Seller”), and BioLargo, Inc., a Delaware corporation formerly known as NuWay Medical, Inc. (“BioLargo”) and BioLargo Life Technologies, Inc., a California corporation (“BLTI” and collectively with BioLargo, “Purchasers” and individually a “Purchaser”).

RECITALS

WHEREAS, BioLargo and Sellers entered into a letter of intent on July 25, 2005 (the “LOI”) pursuant to the terms of which, among other things, BioLargo would acquire from Sellers two United States Patents bearing numbers 6,146,725 and 6,328,929;

WHEREAS, BioLargo formed BLTI as a wholly-owned subsidiary for the purpose of completing the transactions contemplated by the LOI; and

WHEREAS, BioLargo entered into a Marketing and Licensing Agreement dated December 31, 2005 with IOWC and Code (the “M&L Agreement”).

WHEREAS, pursuant to the M&L Agreement, the Company, through BLTI, acquired certain rights to develop, market, sell, license, commercialize and distribute products that were developed, and are in development, by BioLargo, incorporating or using what is referred to by the parties as the BioLargo Technology;

WHEREAS, BioLargo and BLTI entered into a Research and Development Agreement dated August 11, 2006 with IOWC and Code, which agreement was amended on August 14, 2006, as of December 20, 2006 and as of March 30, 2007 (collectively, the “R&D Agreement”);

WHEREAS, BioLargo and Code entered into a Consulting Agreement dated as of January 1, 2006, which agreement was amended as of December 20, 2006 and as of March 30, 2007 (collectively, the “Consulting Agreement”);

WHEREAS, BLTI and IOWC entered into an Agreement dated as of November 13, 2006, pursuant to which IOWC granted to BLTI an option (the “Option”) to purchase IOWC’s 20% membership interest in BioLargo, LLC (the “LLC”) for nominal consideration (the “Option Agreement”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell to the Purchasers, and the Purchasers desire to purchase from the Sellers, the Assets (as defined in Section 1(a) below).

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises of the parties, in reliance on the representations, warranties, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

1.	Sale and Purchase of Assets.

Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer, and deliver to Purchasers, their successors and assigns, the entire right, title and interest in and to those certain assets, properties, rights, claims and goodwill (the “Assets” as hereinafter defined) free and clear of any and all security interests, assignments, pledges, hypothecations, mortgages, liens (including environmental and tax liens), violations, charges, leases, licenses, encumbrances, servient easements, claims, reversions, reverters, preferential arrangements, restrictive covenants, conditions or restrictions of any kind, including any restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (collectively, “Liens”), and the Purchasers shall purchase from the Sellers, all of the Sellers’ right, title and interest in the Assets free and clear of any and all Liens.

(a)	For the purposes of this Agreement “Assets” means:

•

(i) United States Patent Number 6,146,725, dated November 14, 2000, entitled “absorbent composition”, filed on September 30, 1997, listing Kenneth Reay Code as the inventor, relating to an absorbent composition to be used in the transport of specimens of bodily fluids; and (ii) United States Patent Number 6,328,929, dated December 11, 2001, entitled “Method of delivering disinfectant in an absorbent substrate”, filed on August 16, 1999, listing Kenneth Reay Code as the inventor, relating to method of delivering disinfectant in an absorbent substrate, (iii) all Patent Applications; and (iv) individual national filings and any applications claiming priority therefrom with Ken Reay Code listed as an inventor or investigator thereon relating compositions, apparatus, systems, processes and technology relating to iodine generation from iodide salts (each a “Patent” and collectively, the “Patents”); and

•

all proprietary knowledge, trade secrets, confidential information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights relating to or arising out of the Patents; and

•

all license and distribution agreements to which either Seller is presently a party, whether or not such agreements are currently subject to the M&L Agreement, including without limitation (i) that certain agreement dated October 15, 2004 by and between Code, IOWC, BLTI, and Craig Sundheimer and Lloyd M. Jarvis; (ii) that certain agreement dated January 15, 2005 by and between Code and IOWC, and Food Industry Technologies, Inc.; and (iii) that certain letter of intent dated November 2004 by and between Code and IOWC and GTS Research, Inc.; and

•	Records as defined in Paragraph 3C(vi) herein.

(b)	For purposes of this Agreement, “Patent Applications” means all patent applications (both U.S. Provisional and Non-Provisional Patent Applications, International patent applications, including but not limited to Patent Cooperation Treaty (PCT) applications), including without limitation:

•	US patent application 11/516,958 (filed September 7, 2006)

•	US patent application 11/516,960 (filed September 7, 2006)

•	US patent application 60/850,976 (filed October 11, 2006)

•	US patent application 60/873,763 (filed December 8, 2006)

•	US patent application 60/881,061 (filed January 18, 2007)

•	US patent application 60/900,374 (filed February 8, 2007)

•	PCT patent application PCT/US2007/07508 (filed March 27, 2007)

•	PCT patent application PCT/US2007/07515 (filed March 27, 2007)

2.	Purchase Price.

The purchase price for the Assets (the “Purchase Price”) is 22,139,012 shares of BioLargo common stock, after giving effect to a 1-for-25 reverse split of BioLargo’s common stock approved by BioLargo’s stockholders and Board of Directors on March 15, 2007 (the “Shares”).”

3.	Closing and Deliveries.

A. The Closing. The closing of the purchase and sale of the Assets (the “Closing”) shall take place as soon as practicable following the time all of the conditions to Closing set forth in this Agreement are satisfied or waived (by the party entitled to waive the same) but no later than June 30, 2007, at the office of John R. Browning, Esq., located at 2603 Main Street, Suite 1155, Irvine, California 92614 or at such other place or time as the parties to this Agreement shall mutually agree upon in writing. The date of the Closing is referred to in this Agreement as the “Closing Date”.

B. Deliveries by the Purchasers at the Closing. At the Closing, the Purchasers shall deliver or cause to be delivered to the Sellers:

i. one or more certificates representing the Shares, each such certificate to bear a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

ii. an Officers’ Certificate, duly executed on each Purchaser’s behalf, as to whether each condition specified in this Agreement, been satisfied in all respects; and

iii. such documents and instruments as Sellers may reasonably request to evidence the satisfaction of all conditions precedent set forth in this Agreement.

C. Deliveries by Sellers at the Closing. At the Closing, Sellers shall deliver or cause to be delivered to the Purchasers:

i. duly executed Patent Assignments with respect to each Patent;

ii. a Bill of Sale and such other instruments of conveyance, assignment and transfer as shall be effective to transfer and assign to, and vest in, Purchasers, the Assets free and clear of any and all Liens,

iii. an Officers’ Certificate, as to whether each condition specified in this Agreement has been satisfied in all respects;

iv. such other bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in the Purchasers good title in and to the Assets free and clear of any and all liens; and

v. such documents and instruments as the Purchasers may reasonably request to evidence the satisfaction of all conditions precedent set forth in this Agreement;

vi. possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information relating to the Assets (collectively, the “Records”).

D. Third Party Consents. To the extent that either Seller’s rights under any agreement, commitment, plan, authorization or other asset to be assigned to Purchasers hereunder may not be assigned without the consent of another person or entity which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use commercially reasonable efforts to obtain any such required consent as promptly as possible. If any such consent is not obtained, or if any attempted assignment would be ineffective or would impair Purchasers’ rights under the Asset so that Purchasers would not in effect acquire the benefit of all such rights, Sellers shall, to the maximum extent permitted by law and the asset, act after the Closing as Purchasers’ agent in order to obtain for Purchasers the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchasers in any other reasonable arrangement designed to provide such benefits to Purchasers.

E. Sellers’ Further Assurances. Sellers from time to time at and after the Closing shall execute, acknowledge and deliver to Purchasers such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certificates and further assurances as Purchasers reasonably may request in order to vest more effectively in Purchasers, or to put Purchasers more fully in possession of, the Assets.

Purchasers shall not assume or be responsible at any time for any liability, obligation, debt or commitment of either Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of either Seller incident to, arising out of or incurred with respect to, this Agreement or the Assets conveyed and the transactions contemplated hereby including any and all taxes arising out of the transactions contemplated hereby (collectively, “Excluded Obligations”).

4.	Representations and Warranties of Sellers.

Each Seller, jointly and severally, represents and warrants to the Purchasers as follows:

A. Organization, Standing and Corporate Power. IOWC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Complete and correct copies of the charter documents of IOWC have been delivered to the Purchasers or their counsel.

B. Authority; Enforceability; Effect of Agreement.

i. Each Seller has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. Code has the requisite capacity to enter into, execute and deliver this Agreement and perform his obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of IOWC, including, without limitation, the authorization and approval by Code. This Agreement has been duly executed and delivered by each Seller and, assuming this Agreement is duly executed and delivered by the Purchasers, constitutes a valid and legally binding obligation of Sellers enforceable against IOWC and Code in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies. Code, as the sole stockholder of IOWC, by his execution of this agreement expressly consents to the transactions contemplated herein.

ii. The execution and delivery by Sellers of this Agreement do not, and compliance by Sellers with the provisions of this Agreement will not, (a) conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract to which each Seller is a party or otherwise bound, or to which any property or asset of the Sellers is subject; (b) violate any law applicable to Sellers; or (c) result in the creation or imposition of any Lien on any asset of either Seller including the Assets.

C. Assets.

i. Each Seller has, and at the Closing Purchasers will obtain, good, valid and marketable title to the Assets, free and clear of any lien, claim or encumbrance of any kind, except minor matters that, in the aggregate, are not substantial in amount and do not and could not reasonably be expected to materially impair the use of the Assets or the conduct of Purchasers’ operations.

ii. The Patents consist of the entire right, title and interest in and to said invention or inventions, as described in the applications for the Patents filed with the United States Patent and Trademark Office; and in and to any application filed in any foreign country based thereon, including the right to file foreign applications under the provisions of the any international law or treaty; also the entire right, title and interest in and to any and all patents or reissues or extensions thereof to be obtained in this or any foreign country upon said invention or inventions and any divisional, continuation, continuation-in-part or substitute applications which may be filed upon said invention or inventions in the or any foreign country.

iii. The Assets constitute all of the assets and properties used by Sellers in the conduct by IOWC of its business, and are adequate and sufficient for the continued operations of the business of IOWC.

D. Intellectual Property. The Patents and the Records constitute all the intellectual property that is required to enable Sellers to conduct their respective business as now conducted and will enable Purchasers to conduct the business of Purchasers as currently proposed. Neither of the Sellers has received any written notice of (or is aware of any) infringement or other written complaint to the effect that either Seller or any of their respective affiliates has violated or infringed the intellectual property or any other proprietary rights of others. Neither of the Sellers nor any of their respective affiliates has wrongfully exploited any intellectual property owned or licensed by any person for which either Seller could suffer any damages, and neither Seller nor any person employed by or affiliated with either Seller has violated any confidential relationship which such person may have had with any third party for which either Seller could suffer any damages. Each Seller has full right and authority to utilize the Patents. No royalties, honoraria, damages or fees are payable by either Seller or any of their respective affiliates to other persons by reason of the ownership or use of the Patents. No affiliate of either Seller owns or holds, directly or indirectly, any interests in the Patents. To each Seller’s best knowledge, no person has interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property right of either Seller. Sellers (i) own or has the right to use all trademarks, trade names, service marks, copyrights, patents, licenses and rights with respect thereto (“Intellectual Property”), used in or necessary for the conduct of the business of the Sellers without, to each Seller’s best knowledge, infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property

E. Litigation and Proceedings. There is no pending or, to the best knowledge of either Seller, threatened action (or basis for any action) to which either Seller is a party or involving any of the Assets or which could materially affect either Seller’s ability to execute and deliver this Agreement or to perform each of their respective obligations contemplated hereby. Neither Seller is subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement.

F. Compliance with Laws. Each Seller and its respective predecessors and affiliates have complied with all applicable laws, and no action is pending or, to the best knowledge of Sellers, threatened (and there is no basis therefor) against them alleging any failure to so comply. No material expenditures are or, based on applicable law, will be required of either Seller.

G. Creditor Issues. The sale of Assets to the Purchasers is not being made with the intent to hinder, delay or defraud any creditor of Sellers. Sellers believe that they are receiving reasonably equivalent value in exchange for the transfer of the Assets. Neither Seller is insolvent nor will become insolvent as a result of the transactions contemplated by this Agreement.

H. No Conflicts; No Consents Required. There are no approvals, authorizations, consents, orders or other actions of, or filings with, any person, entity (governmental or otherwise) or organization that are required to be obtained or made by either Seller in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement, including, without limitation, the effective transfer to the Purchasers of the Assets. The execution, delivery and performance of this sale by Sellers does not and will not (with or without the giving of notice or the passage of time, or both) violate, conflict with, result in a breach or default under, give rise to any rights of acceleration, modification, termination or cancellation of, result in the creation of any lien, claim or encumbrance pursuant to, or require any notice or consent under the charter or bylaws of IOWC, or any mortgage, indenture, instrument, agreement, understanding or commitment of any kind, or any law, regulation, rule, order, judgment or decree, to which either Seller is a party or by which either Seller is bound or affected, other than such notices and consents which have been given or obtained. No authorization, permit, approval or consent of, and no registration or filing with any governmental or regulatory authority is required in connection with the execution, delivery and performance by either Seller of the transfer of Assets to Purchasers.

I. Material Misstatements and Omissions. No representations and warranties by Sellers in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

J. Investment Intent. IOWC and Code are acquiring the Shares for investment for his or its own account, and not with a view toward distribution thereof, and with no present intention of dividing his or its interest with others or reselling or otherwise disposing of all or any portion of the Shares. Neither IOWC nor Code has offered or sold a participation in the Shares and will not offer or sell any of the Shares or interest therein or otherwise, in violation of the Securities Act of 1933, as amended (the “Securities Act”). IOWC and Code further acknowledges that neither he nor it has in mind any sale of the Shares currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined events or consequence; and that he or it has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Shares and is not aware of any circumstances presently in existence that are likely in the future to prompt a disposition of the Shares.

K. Transfer or Resale of the Shares. Each Seller understands that (i) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Seller shall have delivered to BioLargo an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder; and (iii) neither BioLargo nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. BioLargo reserves the right to place stop transfer instructions against the Shares and certificates for the Shares.

5.	Representations and Warranties of the Purchasers.

Each Purchaser, jointly and severally, represents and warrants to Sellers as follows:

A. Organization, Standing and Corporate Power. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its respective properties and assets and to carry on its respective business as now being conducted.

B. Authority; Enforceability; Effect of Agreement.

i. Each Purchaser has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary action of each Purchaser. This Agreement has been duly executed and delivered by the Purchasers and constitutes a valid and legally binding obligation of each Purchaser and is enforceable against such Purchaser in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

ii. The execution and delivery by the Purchasers of this Agreement do not, and compliance by each Purchaser with the provisions hereof will not, (a) conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract to which such Purchaser is a party or otherwise bound, or to which any asset or property of such Purchaser is subject; or (b) violate any law applicable to such Purchaser; or (c) result in the creation or imposition of any lien on any asset of such Purchaser.

6.	Conditions to the Obligations of the Purchasers.

The obligations of the Purchasers to complete the purchase of the Assets and to take the other actions required to be taken by the Purchasers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchasers in writing, in whole or in part):

A. Representations True. The representations and warranties of Sellers shall be true and correct on the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby and thereby and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date;

B. Authorization. The Purchasers shall have received any required approval(s) by their respective boards, stockholders, or the board or stockholders of any parent corporation to enter into the transactions contemplated by this Agreement.

C. Performance. Sellers shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date;

D. Transfer of Assets. The Purchasers shall have received good and marketable title to the Assets, free and clear of all liens, claims and encumbrances;

E. Consents. Each Seller shall have delivered to the Purchasers all consents of third parties necessary for the unconditional transfer of the Assets and the unconditional consummation of the transactions contemplated hereby;

F. Due Diligence Review. The Purchasers shall be satisfied in its sole discretion with the results of, and its due diligence investigations with respect to the Assets; and

G. Other Matters. All corporate and other proceedings and actions taken in connection with this Agreement and all agreements, instruments and documents mentioned in this Agreement or incident to any such transactions shall be reasonably satisfactory in form and substance to the Purchasers and their counsel.

H. Stockholder Approval. The stockholders of BioLargo shall have approved (i) the issuance of the Shares to IOWC, (ii) a name change for BioLargo, (iii) an increase in the authorized capital stock of BioLargo and (iv) a reverse split of the common stock of BioLargo, as set forth in the proposals contained in its definitive Schedule 14A filed with the SEC on February 13, 2007.

7.	Conditions to the Obligations of the Sellers.

The obligations of Sellers to complete the sale of the Assets and to take the other actions required to be taken by such Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in writing, in whole or in part):

A. Representations and Warranties. The representations and warranties of the Purchasers shall be true and correct on the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date;

B. Performance. The Purchasers shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by the Purchasers on or prior to the Closing Date;

C. Other Matters. All corporate and other proceedings and actions taken in connection with this Agreement and all agreements, instruments and documents mentioned in this Agreement or incident to any such transactions shall be reasonably satisfactory in form and substance to the Sellers.

D. Stockholder Approval. The stockholders of BioLargo shall have approved (i) the issuance of the Shares to IOWC, (ii) a name change for BioLargo, (iii) an increase in the authorized capital stock of BioLargo and (iv) a reverse split of the common stock of BioLargo, as set forth in the proposals contained in its definitive Schedule 14A filed with the SEC on February 13, 2007.

8.	Further Agreements of the Parties.

A. Confidentiality.

i. The Purchasers and Sellers hereby acknowledge to and agree with the other that any and all information which has been disclosed by one to the other, its directors, employees, consultants, agents and, if applicable, stockholders during the discussions and negotiations leading to the execution of this Agreement, and all information to be disclosed by one to the other, its directors, employees, consultants and agents and, if applicable, stockholders, during the period commencing on the date of execution of this Agreement through the Closing or termination of this Agreement, shall constitute confidential information and trade secrets of the disclosing party, and as such are secret, confidential and unique and constitute the exclusive trade secrets and property of such party. Such information has been made known and available to the other party and its respective employees, consultants and agents strictly in connection with the negotiation and execution of this Agreement and the consummation of the transactions provided for herein. Each party hereby acknowledges and agrees that any use or disclosure of any such confidential information or trade secrets, other than pursuant to this Agreement, would be wrongful and would cause irreparable injury to the other. Accordingly, each party hereby expressly agrees, for itself and on behalf of its stockholders and directors, if any, and its principal officers, managers, employees, agents, consultants and representatives, that it and they will not at any time prior to the Closing or at any time thereafter, use or disclose, other than in accordance with the terms and provisions of this Agreement, any of such confidential information or trade secrets; provided, however, that no provision of this section shall in any manner whatsoever prevent or inhibit the Purchasers from using or disclosing any such confidential information relating to the Assets in any manner the Purchasers shall deem fit from and after the Closing. In addition, Sellers agrees, for the Sellers, the Sellers’ Affiliates, officers, managers, employees, agents, consultants and representatives, that it will not at any time from and after the Closing Date use or disclose any such confidential information relating to the Assets.

ii. Notwithstanding anything contained in this section to the contrary, any of the Purchasers or Sellers may use or disclose such confidential information or secrets of the other without restriction if such information or secrets (i) were or are available to such party on a non-confidential basis from a source other than the other party, or (ii) were or become generally available to the public (other than as a result of an impermissible disclosure by such party or its Affiliates); provided, that if either party is requested or required (by oral question, interrogatories, requests for information or documents, subpoena or similar process) to disclose any of such information or secrets of the other, such disclosure be made without liability hereunder (although notice of such request or requirement shall be given to the other party so that, if practicable, the other party may seek a protective order against such disclosure).

iii. Each party acknowledges that, in the event of a violation by the other of the terms and provisions of this section the remedies at law would not be adequate; and accordingly, in such event such party may proceed to protect and enforce its rights under this section by a suit in equity for specific performance and temporary, preliminary and permanent injunctive relief from violation of any of the provisions of this section from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to the party resulting from the breach.

iv. Notwithstanding anything contained in this section to the contrary BioLargo shall be entitled, without the prior approval of the Sellers, to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (BioLargo shall use reasonable efforts to consult the Sellers in connection with any such press release or other public disclosure prior to its release and Sellers shall be provided with a copy thereof upon such release).

B. Expenses. Except as otherwise expressly provided in this Agreement, the Sellers, on the one hand, and the Purchasers, on the other hand, will each bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

C. Termination of Ancillary Agreements. Concurrently with the Closing, each of the M&L Agreement, Consulting Agreement, R&D Agreement and Option Agreement shall terminate and shall be of no further force and effect, except to be the extent provided in each respective agreement. In connection with the Option Agreement, the Purchasers confirm that they decline to exercise the Option provided therein at this time, but the Option Agreement remains in full force and effect.

9.	Survival of Representations and Warranties; Indemnity.

A. Survival of Representations and Warranties. All representations and warranties made in this Agreement or made in any document delivered pursuant to this Agreement by or on behalf of any party shall survive the execution and delivery of this Agreement and the Closing, regardless of notice of or any investigation or right of investigation made prior to or after the date of this Agreement by or on behalf of any party, and shall terminate and expire four years following the Closing Date after which date they shall be of no further force or effect.

B. Indemnification By Sellers. Each Seller shall, jointly and severally, indemnify, save and hold harmless the Purchasers and each of their officers, directors, employees, agents and affiliates, and each of their successors and assigns (individually, a

“Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits), and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (“Damages”) incurred in connection with, arising out of, resulting from or incident to:

i. all liabilities of or claims against the Purchaser Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, arising out of the Assets or the business of IWOC attributable to any state of facts existing or any event occurring at or prior to the Closing (whether known or unknown to Sellers or the Purchasers), including without limitation (the “Excluded Obligations”);

ii. all liabilities of or claims against the Purchaser Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, attributable to any state of facts existing or any event occurring after the Closing Date (whether known or unknown to Sellers or the Purchasers) to the extent arising out of the operation by Sellers of their businesses from and after the Closing Date;

iii. any breach of, or any inaccuracy in any of, the representations or warranties made by either Seller in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement;

iv. any default in any agreements made by either Seller in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement;

v. any taxes of any kind whatsoever, or expenses, interest or penalties relating thereto, which arise out of or result from the transactions contemplated by this Agreement, other than taxes relating to the conduct of the business of the Purchasers from and after the Closing Date;

vi. any attempt (whether or not successful) by any person to cause or require a Purchaser Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Sellers not assumed by the Purchasers pursuant to this Agreement;

vii. any action, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this section; provided, however, that Sellers shall not be obligated to indemnify a Purchaser Indemnified Party and hold it or him harmless under this section with respect to any settlement of a claim to which Sellers have not consented, which consent shall not unreasonably be withheld, conditioned or delayed. If, by reason of the claim of any third person relating to any of the matters subject to indemnification under this section, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any Purchaser Indemnified Party, Sellers shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Purchaser Indemnified Party to obtain the prompt release of such lien, attachment, garnishment or execution; or

viii. all liabilities of or claims against the Purchaser Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, relating to any employee, sales representative or independent contractor of either Seller whose relationship with such Seller was terminated by such Seller.

C. Indemnification by the Purchasers. Each Purchaser shall indemnify, save and hold harmless Sellers, and IOWC’s officers, directors, employees, agents and affiliates, and each of their successors and assigns (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

i. any breach of, or any inaccuracy in any of, the representations or warranties made by the Purchasers in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement;

ii. any default in any agreements made by the Purchasers in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement; or

iii. any action, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this section; provided, however, that the Purchasers shall not be obligated to indemnify a Seller Indemnified Party and hold it or him harmless under this section with respect to any settlement of a claim to which the Purchasers have not consented, which consent shall not unreasonably be withheld, conditioned or delayed. If, by reason of the claim of any third person relating to any of the matters subject to indemnification under this section, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any Seller Indemnified Party, the Purchasers shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Seller Indemnified Party to obtain the prompt release of such lien, attachment, garnishment or execution.

D. Notice of Claim. If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this section. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

E. Direct Claims. With respect to any Direct Claim, following receipt of the Claim Notice from the Indemnified Party, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party sufficient information to substantiate the Claim, together with all such other non-privileged information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the parties have not so agreed to the validity and/or amount of the Claim, then the parties shall proceed in the manner set forth in the following sentence. If the Closing shall have occurred under this Agreement, the matter shall be resolved pursuant to the arbitration provisions contained in Section 12M; and if the Closing shall not have occurred under this Agreement, the Indemnified Party may bring an action against the Indemnifying Party in any court located in Orange County, California.

F. Third Party Claims. With respect to a Third Party Claim, if after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (A) to take control of the defense and investigation of such lawsuit or action, (B) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing, and (C) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld.

If the Indemnifying Party fails to assume the defense of such Claim within 30 calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party. If the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9F and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment. If there is a dispute as to the indemnification obligations of any party under this Section 9F, then the parties shall proceed in the manner set forth in the following sentence. If the Closing shall have occurred under this Agreement, the matter shall be resolved pursuant to the arbitration provisions contained in Section 12M; and if the Closing shall not have occurred under this Agreement, the Indemnified Party may bring an action against the Indemnifying Party in any court located in Orange County, California

G. Remedies Cumulative. The foregoing indemnification provisions are in addition to, and not in derogation of, any remedy at law or in equity that any Party may have with respect to this Agreement and the transactions contemplated hereby.

10.	Taxes.

A. Payment of Taxes, Filing of Returns. Sellers shall remain liable for the filing of all tax returns and reports and for the payment of all foreign, federal, state and local taxes of either Seller relating to the operation of the business of the Sellers or to the Assets for any period ending on or prior to the Closing Date, and for the payment of all taxes attributable to or relating to the consummation of the transactions contemplated herein and shall indemnify and hold the Purchasers harmless from and against all liability in connection therewith.

B. Income, Sales and Other Taxes. Sellers shall bear all responsibility for income, sales, use, value added or other similar taxes, if any, arising out of the consummation of the transactions herein provided for and shall be liable for the filing of all necessary tax returns and reports with respect to such taxes.

11.	Termination.

A. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual agreement, in writing, of each of the parties to this Agreement.

B. Termination by the Purchasers. The Purchasers may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to Sellers if:

i. there has been a material violation or breach by either Seller of any agreement, covenant, representation or warranty contained in this Agreement, which violation or breach shall not have been cured or corrected within 5 days after receipt of notice thereof;

ii. the Purchasers are not satisfied in its sole discretion with the results of, and their due diligence investigations with respect to the Assets;

iii. in the event the Purchasers have not obtained on terms and conditions satisfactory to Purchasers in their sole discretion all of the financing it needs to consummate the transactions contemplated by this Agreement and fund the working capital requirements of BLTI and BioLargo and the Assets after the Closing; or

iv. any of the conditions in Section 6 have not been satisfied as of the Closing or if the Purchasers are made aware and determines in their reasonable discretion that any condition will not be satisfied as of the Closing (other than through the failure of the Purchasers to comply with its obligations under this Agreement) and the Purchasers have not expressly waived such condition in writing on or before the Closing.

C. Termination by Sellers. Sellers may (but shall not be obligated to) terminate this Agreement on behalf of itself or the other Seller prior to the Closing by giving written notice to the Purchasers if:

i. there has been a material violation or breach by the Purchasers of any agreement, covenant, representation or warranty contained in this Agreement, which violation or breach shall not have been cured or corrected within 5 days after receipt of notice thereof; or

ii. any of the conditions in Section 7 have not been satisfied as of the Closing or if Sellers are made aware and determines in their reasonable discretion that any condition will not be satisfied as of the Closing (other than through the failure of either Seller to comply with its or his respective obligations under this Agreement) and Seller or the other Seller has not expressly waived such condition in writing on or before the Closing.

In the event of such termination, no party shall have any obligation or liability to any other in respect to this Agreement, except for any breach of contract occurring prior to such termination.

12.	Miscellaneous.

A. Notices. All notices, requests, demands and other communications (a “Notice”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

To:	BioLargo, Inc. 2603 Main Street, Suite 1155 Irvine, CA 92614 Attn: President

To:	BioLargo Life Technologies, Inc. 2603 Main Street, Suite 1155 Irvine, CA 92614 Attn: President

To:	IOWC Technologies, Inc. Unit 4, 1780 Glastonbury Blvd NW Edmonton, AB, Canada T5T 6P9

To:	Kenneth R. Code Unit 4, 1780 Glastonbury Blvd NW Edmonton, AB, Canada T5T 6P9

Any Notice, other than a Notice sent by overnight courier mail, shall be effective when received; a Notice sent by overnight courier, shall be effective on the delivery date. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section 12.

B. Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

C. Assignment. No party may assign this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement; provided that the Purchasers may assign their rights to purchase all or any portion of the Assets to a wholly-owned subsidiary presently existing or to be formed, whether such subsidiary is established under the laws of any State or outside the United States. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

D. Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

E. Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

F. Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

G. Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

H. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

I. Costs and Attorneys’ Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 12I, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

J. Rights Cumulative. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

K. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

L. Force Majeure. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

M. Dispute Resolution. Except for specific performance and other equitable relief provided for in this Agreement, if any controversy or claim arising out of this Agreement cannot be settled by the parties, the controversy or claim shall be submitted to and settled by arbitration as hereinafter provided. The parties shall endeavor to agree upon a single arbitrator (the “Arbitrator”) who shall be a retired judge provided by JAMS or equivalent organization (the “Provider”) and who shall then try all issues, whether of fact or law, and report a finding or judgment thereon. If the parties are unable to agree upon the Arbitrator, each party shall provide the names of five retired judges from the Provider; then each party shall choose one of the names from the list proposed by the other, and from those two names the Arbitrator shall be selected by the flip of a coin. Prior to commencement of the arbitration proceedings, the Arbitrator shall make a full disclosure to the parties of any prior engagement by any of the parties, or their attorneys or law firms. Any such prior engagement shall be grounds for disqualification of the Arbitrator, and upon any such disqualification a substitute Arbitrator shall be selected as provided herein. The arbitration proceedings shall be governed by the following:

i. all hearings and other proceedings shall be in Orange County unless the parties shall mutually agree in writing to an alternative location;

ii. the Arbitrator shall follow and apply California law;

iii. the California Rules of Evidence shall apply to all proceedings;

iv. discovery shall be limited to two depositions for each party and document production as allowed at the discretion of the Arbitrator within the rules of Section 1283.05 of the California Code of Civil Procedure;

v. the time for rendering a decision after hearing shall be in accordance with the published practices of the Provider;

vi. provisional remedies shall be available to the parties to the arbitration in accordance with Section 1281.8 of the California Code of Civil Procedure;

vii. the Purchasers and the Sellers shall initially bear the arbitration fees equally; provided, however, the prevailing party shall be entitled to recover its contribution for such fees as an item of recoverable costs in addition to all other costs; and

viii. the Prevailing Party may bring an action to confirm the arbitration award in any court located in Orange County, California.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

“Purchasers”:		“Sellers”:

BIOLARGO LIFE TECHNOLOGIES, INC.		IOWC TECHNOLOGIES, INC.

/s/ DENNIS CALVERT		/s/ KENNETH R. CODE
By:	Dennis Calvert	By:	Kenneth R. Code
Title:	President	Title:	President

BIOLARGO, INC.

/s/ DENNIS CALVERT		/s/ KENNETH REAY CODE
By:	Dennis Calvert	Kenneth Reay Code, an individual
Title:	President